News Release
FOR IMMEDIATE RELEASE

MATTHEW HEPLER TO JOIN TEREX BOARD OF DIRECTORS

WESTPORT, CT, February 3, 2017 -- Terex Corporation (NYSE:TEX) announced today that Matthew Hepler has been appointed to its Board of Directors effective immediately.

Mr. Hepler is currently a Partner at Marcato Capital Management L.P., a hedge fund and significant Terex shareholder. Prior to joining Marcato, Mr. Hepler was a Managing Director at Relational Investors LLC where he led the firm’s research team focusing on the industrials and materials sector. Mr. Hepler holds a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania.

David A. Sachs, Chairman of the Board, said, “We are pleased to have Matt join the Terex Board of Directors representing the perspective of one of our largest shareholders.” John L. Garrison, Jr., Terex President and Chief Executive Officer, added, “We look forward to having Matt’s knowledge of the industrials sector on the Terex Board as we transition the Company following the sale of our Material Handling and Port Solutions Segment.”

Mr. Hepler commented, “I look forward to working with my fellow Terex directors at this pivotal time in the Company’s evolution to help develop and execute initiatives that create long-term, sustainable shareholder value.”

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The company reports in three business segments: Aerial Work Platforms, Cranes, and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com